Exhibit 99.1

CONTACT:
Vince Reardon
CancerVax Corporation
Sr. Director, Investor Relations
760-494-4850

CANCERVAX ANNOUNCES THREE SENIOR MANAGEMENT PROMOTIONS

Carlsbad, CA – June 16, 2005 – CancerVax Corporation (NASDAQ: CNVX) announced today the promotions of Martin A. Mattingly, Pharm. D., to Executive Vice President and Chief Operating Officer, Hazel M. Aker, J.D., to Senior Vice President, Regulatory Operations and Legal Affairs, and Carol G. Gallagher, Pharm. D., to Vice President, Sales, Marketing and Product Planning. John Petricciani, M.D., will continue to serve as Sr. Vice President, Medical and Regulatory Affairs, focusing on the Company’s strategic regulatory direction and interactions with regulatory authorities.

“These promotions reflect the significant contributions Martin, Hazel and Carol have made to CancerVax,” said David F. Hale, CancerVax’s President and Chief Executive Officer. “Their leadership and management skills have been critical in helping CancerVax build a multi-product biotechnology company focused on the development of innovative products for the treatment of cancer .”

Dr. Mattingly has been Executive Vice President, Marketing and Business Development since May 2003. From May 1996 to May 2003, he worked at Agouron Pharmaceuticals, a Pfizer company, where he held various management positions including Vice President, General Manager for the Agouron division; Vice President, Product Development Group at Pfizer’s New York headquarters; Vice President, Global Marketing Planning; Senior Director of Marketing; and Director of Product Marketing. From October 1983 to May 1996, Dr. Mattingly worked at Eli Lilly and Co. where he held various management positions in oncology marketing and sales management. He holds a Doctor of Pharmacy degree from the University of Kentucky.

Ms. Aker has served as our Senior Vice President, General Counsel and Secretary since February 2003 and as Vice President, General Counsel and Secretary from February 2001 to February 2003. From April 2000 to March 2001, Ms. Aker was Vice President, General Counsel and Secretary for Alaris Medical, Inc., and its subsidiary, Alaris Medical Systems, Inc. From October 1999 to April 2000, Ms. Aker served as Vice President and General Counsel and, from December 1999 to April 2000, as Vice President of Regulatory and Quality Affairs, for Women First HealthCare, Inc. From May 1995 until October 1999, Ms. Aker served as Corporate Vice President, Legal Affairs, and Assistant General Counsel for Alaris Medical Systems, Inc., which was formerly IVAC Medical Systems, Inc. Ms. Aker, who is a member of the State Bar of California, received her Juris Doctorate degree from the University of San Diego School of Law.

Dr. Gallagher provides commercial leadership for Canvaxin. She joined CancerVax in December 2003 as Executive Director, Sales and Marketing. From January 2002 to November 2003, Dr. Gallagher was Senior Director of Oncology Marketing at Biogen Idec, Inc. During this time, her role at Biogen Idec also included leadership of the RITUXAN® collaboration with Genentech, Inc. Prior to joining Biogen Idec, Dr. Gallagher was Director, Global Marketing Planning for Oncology and Ophthalmology at Pfizer, Inc. She also held other marketing positions, including product and new product management roles at Agouron Pharmaceuticals, prior to the acquisition by Pfizer. From 1989 to 1997, she held various sales and marketing positions at both Eli Lilly and Co. and Amgen, Inc. Dr. Gallagher holds a Doctor of Pharmacy degree from the University of Kentucky.

About CancerVax Corporation (www.cancervax.com)

CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company’s lead product candidate, Canvaxin™, is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin™ is currently being studied in an international Phase 3 clinical trial for the treatment of patients with Stage III melanoma. In December 2004, CancerVax announced an exclusive worldwide collaboration with Serono Technologies, S.A., a Swiss corporation, for the development and commercialization of Canvaxin. CancerVax also has a pipeline of product candidates and technologies that are being developed for the potential treatment of cancer. These include: SAI-EGF, a product candidate that targets the epidermal growth factor (EGF) receptor signaling pathway, which is currently being evaluated in Phase 2 clinical trials for the treatment of non-small-cell lung cancer; and D93, CancerVax’s lead anti-angiogenic humanized monoclonal antibody. CancerVax’s corporate headquarters and research and development facility is located in Carlsbad, Calif., and its biologics manufacturing facility is located in the Los Angeles area.

Forward-Looking Statements

CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in CancerVax’s business including, without limitation, statements about: difficulties or delays in researching, developing, testing, obtaining regulatory approval, producing and marketing its technologies and product candidates; the risk that the collaboration agreement may be terminated by Serono in certain instances; its ability to obtain additional financing to support its operations, which could adversely affect its ability to develop or commercialize its product candidates and its ability to continue to operate as a going concern; and other risks detailed in CancerVax’s Securities and Exchange Commission filings, including CancerVax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CancerVax® is a registered trademark of CancerVax Corporation.

Canvaxin™ is a trademark of CancerVax Corporation.

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